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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Regal Entertainment Group:

        We consent to the use of our reports dated February 24, 2012, with respect to the consolidated balance sheets of Regal Entertainment Group and subsidiaries as of December 29, 2011 and December 30, 2010, and the related consolidated statements of income, deficit and comprehensive income, and cash flows for each of the years in the three-year period ended December 29, 2011, and the effectiveness of internal control over financial reporting as of December 29, 2011, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Knoxville, Tennessee
June 26, 2012

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm